UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 29, 2025

The Carlyle Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35538	45-2832612
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Pennsylvania Avenue, NW
Washington, DC 20004-2505
(Address of Principal Executive Offices, Including Zip Code)
(202) 729-5626
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CG	The Nasdaq Global Select Market
4.625% Subordinated Notes due 2061 of Carlyle Finance L.L.C.	CGABL	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
The information required by this Item 1.01 is included in Item 2.03 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On May 29, 2025, certain subsidiaries of The Carlyle Group Inc. (the “Company”) entered into a Third Amended and Restated
Credit Agreement, which further amends and restates its existing Second Amended and Restated Credit Agreement, dated as of
April 29, 2022, with the lenders thereto (listed below) and Citibank, N.A. as Administrative Agent. In connection with entering into the Third Amended and Restated Credit Agreement, the Company maintained the size of its revolving credit facility at $1.0 billion. The Company currently has no amounts outstanding under the revolving credit facility. The Company has the ability to increase the size of its revolving credit facility (and/or incur term loans) in an aggregate amount not to exceed $250.0 million.
The revolving credit facility will mature on May 29, 2030, which was extended from the prior maturity date of April 29, 2027.
Principal amounts outstanding under the revolving credit facility accrue interest, at the option of the borrowers, either (a) at an alternate base rate plus an applicable margin not to exceed 0.50% per annum, or (b) at SOFR (or a similar benchmark for non-
US dollar borrowings) plus a 0.10% adjustment and an applicable margin not to exceed 1.50% per annum. The Company also is required to pay a quarterly commitment fee on the unused commitments under its revolving credit facility not to exceed 0.15%
per annum, as well as certain customary fees for any issued letters of credit.
The revolving credit facility is unsecured. The Company is required to maintain management fee earning assets (as defined in the Third Amended and Restated Credit Agreement) of at least $156.9 billion and a total leverage ratio of less than 4.0 to 1.0, in each case, tested on a quarterly basis. Non-compliance with any of the financial or non-financial covenants without cure or waiver would constitute an event of default under the Third Amended and Restated Credit Agreement. An event of default resulting from a breach of certain financial or non-financial covenants may result, at the option of the lenders, in an acceleration of the principal and interest outstanding, and a termination of the Third Amended and Restated Credit Agreement. The Third
Amended and Restated Credit Agreement also contains other customary events of default, including defaults based on events of bankruptcy and insolvency, nonpayment of principal, interest, or fees when due, breach of specified covenants, change in control, and material inaccuracy of representations and warranties.
Under the Third Amended and Restated Credit Agreement, Citibank N.A. and certain of its affiliates act as Joint Lead Arranger and Bookrunner, Administrative Agent, and Lender; J.P. Morgan Chase Bank, N.A and certain of its affiliates act as Joint Lead
Arranger and Bookrunner, Syndication Agent, and Lender; BofA Securities, Inc. and certain of its affiliates act as Joint Lead
Arranger and Bookrunner; Wells Fargo Securities, LLC and certain of its affiliates act as Joint Lead Arranger and Bookrunner;
Bank of America, N.A. and certain of its affiliates act as Syndication Agent and Lender; Wells Fargo Bank, National
Association and certain of its affiliates act as Syndication Agent and Lender; and affiliates of Barclays Bank PLC, Deutsche
Bank AG, Goldman Sachs Bank USA, HSBC Bank USA, N.A., Morgan Stanley Bank, N.A., Societe Generale, and UBS AG
act as Lenders.
Certain of the lenders and/or their respective affiliates have, from time to time, performed, and may in the future perform, various investment banking, financial advisory, lending, and other services in the ordinary course of business for the Company and/or its affiliates, the investment funds the Company manages, and the Company’s investment funds’ portfolio companies, for which they have received or will receive customary fees and expenses, and in some cases, customary indemnification.

Item 5.07	Submission of Matters to a Vote of Security Holders.
On May 29, 2025, the Company held its 2025 Annual Meeting of Shareholders (the “Annual Meeting”). The Company’s
shareholders considered three proposals, each of which is described in more detail in the Company’s Definitive Proxy
Statement on Schedule 14A, filed with the U.S. Securities and Exchange Commission on April 17, 2025. The final voting results for each matter submitted to a vote of shareholders at the Annual Meeting were as follows:
Item 1.  Election to Our Board of Directors of Eight Director Nominees for a One-Year Term

	FOR	WITHHELD	BROKER NON-VOTES
David M. Rubenstein	286,265,369	7,705,054	41,214,348
Daniel A. D’Aniello	286,627,452	7,342,971	41,214,348
Harvey M. Schwartz	290,431,822	3,538,601	41,214,348
Sharda Cherwoo	290,446,365	3,524,058	41,214,348
Linda H. Filler	278,562,713	15,407,710	41,214,348
James H. Hance, Jr.	275,455,934	18,514,489	41,214,348
Derica W. Rice	280,018,902	13,951,521	41,214,348
William J. Shaw	278,222,745	15,747,678	41,214,348
Item 2.  Ratification of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for 2025

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
325,250,893	9,836,306	97,372	—
Item 3.  Non-Binding Vote to Approve Named Executive Officer Compensation (“Say-on-Pay”)

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
206,466,540	87,041,794	461,889	41,214,348
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Carlyle Group Inc.

Date: May 30, 2025	By:	/s/ Jeffrey W. Ferguson
	Name:	Jeffrey W. Ferguson
	Title:	General Counsel